UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2011

ALTO GROUP HOLDINGS, INC.
(Exact  Name of Registrant as Specified in Charter)

Nevada	000-53592	27-0686507
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

245 Park Avenue, Suite 2431 New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 803-8187

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On January 24, 2011, Alto Group Holdings, Inc. (the “Company”) acquired (the “Acquisition”) all of the membership units of Liberty American, LLC (“Liberty”), a Utah limited liability company that holds certain development rights with respect to the La Cienega gold mining concession in Northern Sonora, Mexico.  The Company issued ten million shares of restricted stock in exchange for all of the membership units of Liberty.  The agreement embodying the Acquisition contained standard warranties and representations by the Company and the previous owner of Liberty.

Item 3.02 Unregistered Sales of Equity Securities.

     Pursuant to the Acquisition described in Item 2.01 above, the Company issued ten million shares of its restricted stock (“Alto Shares”) to the prior owner of Liberty in exchange for all of the membership units of Liberty.  The recipient of the Alto Shares was an “accredited investor” as such term is defined by rules promulgated by the Securities and Exchange Commission (“SEC”).  No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.  The Company believes that the issuance of the Alto Shares pursuant to the Acquisition was exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

     (a)   Financial Statements of Business Acquired.

    To be filed by amendment.

     (d)   Exhibits.

    10.1           Stock Purchase Agreement.

    99.1           Press Release concerning the Acquisition issued January 26, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alto Group Holdings, Inc.

Date: January 26, 2011	By:	/s/ Mark Klok
Mark Klok
Chief Executive Officer